Exhibit 10.49

THIS DEED is made the 14th day of February 2002

BETWEEN:-

(1)	Carlton Communications PLC (registered number 00348312) whose registered office is at 25 Knightsbridge London SW1X 7RX ("Carlton")
(2)	Granada Media Group Limited (registered number 3106525) whose registered office is at The London Television Centre Upper Ground London SE1 9LT ("Granada")
(3)	Carlton & Granada Internet Limited (registered number 1836419) whose registered office is at The London Television Centre Upper Ground London SE1 9LT ("CGIL")
(4)	Ask Jeeves Inc. a corporation established under the laws of Delaware the principal place of business of which is situated at 5858 Horton Street Emeryville California 94608 USA ("AJ")
(5)
Ask Jeeves (Jersey) Limited a corporation established under the laws of Jersey whose registered number is 75676 and whose registered office is at Normandy House, Grenville Street, St Helier Jersey JE2 4UF ("AJJ")
(6)	AJ International Inc a corporation established under the laws of Delaware the principal place of business of which is situated at 5858 Horton Street Emeryville California 94608 USA ("AJI")
(7)	Ask Jeeves UK, a partnership carried on between CGIL and AJJ and having its principal office at 59 Proctor Street London WC1 (the "Partnership").
WHEREAS:
(A)	The parties entered into a partnership agreement on 4 December 1999 and a supplemental partnership agreement on 16 June 2000.
(B)
The Partnership Agreements set out the terms on which the parties will establish, participate in and operate the online business in the United Kingdom under the "Ask Jeeves" brand known as The Ask Jeeves UK Partnership.
(C)
The parties now wish to enter into this further supplemental partnership agreement to accept certain additional obligations, clarify certain existing obligations and vary the terms of the Partnership Agreements in accordance with the terms set out in this Deed.
IT IS AGREED:
1.	INTERPRETATION
1.1	In this Deed:
"Advance Advertising Payment" means the amount paid by the Partnership to Carlton and Granada pursuant to clause 5.1;
"Advertising" means any advertising or promotion of the Partnership Business including, without limitation television advertising;
"Affiliate" means any subsidiary or holding company of such company and any subsidiary or holding company of such subsidiary or holding company;
"AJ Company" means AJ and any Affiliate of AJ from time to time;
"AJ's Solicitors" means Brobeck Hale and Dorr of Park Gate, 25 Milton Park, Oxford OX14 4SH;
"Applicable Laws" means all applicable laws and regulations including in respect of the acquisition of Advertising, the rules of the Independent Television Commission;

"Barclays" means Barclays Bank plc;
"C&G Company" means CGIL and any Affiliate or CGIL and each of Carlton and Granada and any Affiliate of either Carlton or Granada;

"Confidential Information" means the contents of this Deed and any and all information (in whatever form) disclosed directly or indirectly by either party to the other (the "Recipient") or obtained (in whatever manner) by the Recipient directly or indirectly from the other party either pursuant to the Original Agreements or this Deed. The term shall not, however, include:
(a)
information in the public domain at the time of disclosure (save that any compilation of otherwise public information in a form not publicly known shall nevertheless be treated as Confidential Information);
(b) information which passes into the public domain after disclosure through no act or default of the Recipient;
(c) information communicated to the Recipient by an Independent Third Party who has the lawful right to do so without any duty to respect any right of confidence in the information;
(d) information which (prior to the time of disclosure) was known to, or had been independently generated by, the Recipient;
(e) information whose disclosure is required by law or by the order of any court;
"Contra Arrangements" means "contra" arrangements of the type described in clause 12.3 of the Partnership Deed;
"Contra Value" has the meaning given to it in clause 5.1(b)
"Effective Date" means the date of this Deed;
"Existing Debt" means the outstanding aggregate indebtedness of the Partnership to Carlton and Granada and their Affiliates being £1,900,000 as at the Effective Date;
"Fair Value" means a rate no less favourable than the rate that would have been charged had Carlton or Granada (as the case may be) been a normal third party customer of the Partnership;
"Loan Drawdown Amount" means any sum drawn down by the Partnership from the Loan Facility as at the Effective Date and any interest and bank charges which accrue thereon;
"Loan Facility" means the loan facility made available to the Partnership by Barclays;
"Partnership Agreements" means the Partnership Deed and the Supplemental Partnership Deed;

"Partnership Business" means the business activities of the Partnership as such activities have and do develop from time to time and as the same have been and are carried on by the Partnership or may be carried on under the ownership of one or more AJ Company from time to time;
"Partnership Deed" means the agreement dated 4 December 1999 between AJJ, CGIL, AJI, Carlton and Granada for the creation of the Partnership; and

"Supplemental Partnership Deed" means the agreement dated 16 June 2000 between AJJ, CGIL, AJI, Carlton and Granada amending the Partnership Deed and recording certain additional agreements between the parties regarding the Partnership.
1.2	This Deed means this document, including its recitals and any Schedules and unless otherwise stated:
(a) references to this Deed or any other document include references to this Deed, or such other document as varied, supplemented and/or replaced in any manner from time to time;

(b) references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective lawful successors, assigns or transferees;
(c) references to recitals, clauses and sub-divisions of them are references to the recitals and clauses of this Deed and subdivisions of them respectively;
(d) references to a "person" include any individual, company, corporation, firm, partnership, association, organisation, institution, trust or agency, whether or not having a separate legal personality;
(e) references to the one gender include all genders and references to the singular shall include the plural and vice versa; and
(f) headings are inserted for convenience only and shall be ignored in construing this Deed.
2.	LOAN FACILITY
2.1
Immediately following execution of this Deed AJ, AJJ and AJI shall procure that with effect from the Effective Date, the Partnership transfers the Loan Drawdown Amount from its banking current accounts to repay the amount of any drawdown on the Loan Facility and that instructions to that effect are given to the Partnership's bankers.
2.2
Immediately following the transfer of the Loan Drawdown Amount pursuant to clause 2.1, AJ, AJJ, AJI, Granada, Carlton and CGIL shall take all such steps as they are legally entitled to so as to procure that:
(a)
the Loan Facility is terminated with immediate effect such that CGIL and Carlton and Granada shall have no further liability whether contingent or actual in connection with any guarantee given in respect of the Loan Facility; or
(b)
Barclays shall unconditionally release CGIL and Carlton and Granada from any and all liabilities (whether actual or contingent) in respect of the Loan Facility and any guarantee given in respect thereto with immediate effect.
2.3	AJ shall procure the compliance of AJJ and Carlton and Granada shall procure the compliance of CGIL with the obligations under this clause 2.
3.	ADDITIONAL CAPITAL CONTRIBUTION
CGIL shall contribute an amount equal in total to £10,500,000 to the capital of the Partnership. Such amount shall be paid, held and utilised solely in accordance with the provisions of this Deed.
4.	DISCHARGE OF EXISTING INDEBTEDNESS

The Partners agree that £1,900,000 of the aggregate of the amount contributed by CGIL pursuant to clause 3 shall be utilised immediately on execution of this Deed by the Partnership to repay the Existing Debt due to Carlton and Granada or their respective Affiliates to whom any relevant amount is owed in connection with the purchase by the Partnership of Advertising prior to 31 December 2001. The amount payable pursuant to this clause shall be paid in accordance with clause 6.

5.	ADVERTISING COMMITMENTS
5.1
£8,600,000 of the amount contributed by CGIL to the capital of the Partnership pursuant to clause 3 shall be paid by the Partnership to a joint account nominated by Carlton and Granada by way of an advance payment for the provision of Advertising as follows:
(a)
subject to paragraph 5.1(b), the payment of the Advance Advertising Payment shall entitle the Partnership to acquire Advertising from Carlton and Granada or any Affiliate of Carlton or Granada at station average price but otherwise on the standard terms of the relevant provider of the advertising in the period commencing on the 31 December 2001 and ending on 31 March 2004;
(b)
on specific written request of the Partnership to Carlton and Granada, the Partnership may direct that part of the Advance Advertising Payment, being an amount not exceeding £3,200,000, (the "Contra Value") be utilised by Granada and Carlton to procure advertising from third parties which are not Affiliates of Granada or Carlton by way of Contra Arrangements PROVIDED THAT the value of advertising which the Partnership is entitled to acquire from Carlton and Granada or any Affiliate of Carlton or Granada at station average price shall be reduced by the amount of any Contra Value

PROVIDED THAT, for the avoidance of doubt, the Partnership shall have no other rights in respect of that credit and in particular without limitation shall not be entitled to receive any cash payment if it fails to use Advertising up to the full value of the Advance Advertising Payment and FURTHER PROVIDED THAT Advertising may be acquired, and will only be provided, under this clause, and any such advertising shall only be used, for the purposes of advertising or promoting the Partnership Business.
5.2	The amounts payable pursuant to clause 5.1 shall be paid in accordance with clause 6.
5.3
If the Partnership provides documentation which Carlton and Granada agree (such agreement not to be unreasonably withheld or delayed) demonstrates that during the calendar year ending on 31 December 2001 the Partnership properly and unequivocally requested Carlton and Granada to deliver Advertising to the Partnership by way of Contra Arrangements to a value, calculated at station average price, of £350,000 and that Carlton and Granada have failed to do this by an amount (the "Shortfall") then, as the sole remedy of the Partnership and of AJJ in respect of such, the Partnership shall deduct the Shortfall from the sum referred to in clause 5.1 and accordingly the Partnership shall not be obliged to use an amount equal to the Shortfall to purchase Advertising in accordance with clause 5.1.
5.4
Carlton and Granada or their Affiliates shall, in period ending on 31 December 2002 purchase online advertising on ask.co.uk (or any replacement or successor website) valued at an aggregate of £348,000 (exclusive of VAT) calculated at a Fair Value. For the avoidance of doubt Carlton and Granada for themselves and for and on behalf of their Affiliates hereby acknowledge that after 31 December 2002 they shall have no right to advertise as aforesaid but that any part of the sum of £348,000 (exclusive of VAT) then unpaid shall, nevertheless, still be payable unless and to the extent that it remains unpaid by reason of a failure of the online advertising to be provided to Carlton or Granada or their Affiliates after they have requested that it be so provided.

5.5	Save as is expressly stated in this Agreement all amounts referred to in his Agreement are expressed inclusive of any Value Added Tax or other duty thereon.
6.	PAYMENT MECHANICS
The amounts payable by CGIL to the Partnership pursuant to clause 3 and to be applied by the Partnership in accordance with clauses 4 and 5 shall be paid as follows:
(a)
immediately following receipt by CGIL of a written undertaking from AJ's Solicitors that those monies will be held and applied solely as contemplated in this clause 6, CGIL shall pay those amounts to the Client Account of AJ's Solicitors, who shall hold such monies on behalf of the Partnership;
(b)
forthwith on receipt those monies shall be paid by the Partnership's Solicitors (on behalf of the Partnership) to Carlton and Granada by way of discharge of the payment obligations referred to in clauses 4 and 5; and
(c)
the Partnership shall give, and CGIL and AJJ shall each take such steps as are necessary to ensure that the Partnership gives, all necessary instructions to AJ's Solicitors to give effect to the provisions of paragraphs (a) and (b) of this clause.
6.2	AJ shall procure the compliance of AJJ and Carlton and Granada shall procure the compliance of CGIL with the obligations under this clause 6.
7.	ACCOUNTING ISSUES
7.1
The parties agree that the Financial Year of the Partnership shall be amended such that Effective Date shall be the last day of the current Financial Year of the Partnership, and AJJ and CGIL shall procure that the Partnership shall, as soon as practicable after the Effective Date, prepare Accounts of the Partnership for that Financial Year.
7.2
The parties hereby agree that, for the avoidance of doubt, CGIL shall be responsible for any losses of the Partnership which arise as a result of the transactions contemplated by this agreement which liability shall be deemed to have been discharged by the capital contribution in accordance with clause 3 of this Agreement.
8.	CONFIDENTIALITY
8.1	Each party agrees:
(a) to keep and procure that its directors, employees and agents keep in strict confidence the Confidential Information of the other party;
(b)
not to use, reproduce or reduce to writing all or part of the other party's Confidential Information except as necessary for the enjoyment of its rights or the performance of its obligations under this Deed;
(c) save to the extent specifically required or permitted by this Deed not to disclose the other party's Confidential Information to any third party;
(d)
not to release any press statement or issue any other announcement or publicity regarding the existence or terms of this Deed or which otherwise relates to the relationship between the parties, without the prior consent in writing of the other party other than as required by law or by any competent authority in any jurisdiction (including, without limitation, the United States' Securities and Exchange Commission).

9.	NOTICES
9.1
Any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party or posted by registered post addressed to that party at such address and shall if:
(a) personally delivered, be deemed to have been received at the time of delivery; or
(b)
posted to an inland address in England or Wales, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the seventh Business Day after the date of posting provided that where, in the case of delivery by hand delivery occurs after 6 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 am on the next following Business Day.
9.2
For the purposes of this clause the authorised address of each party shall be in the case of Carlton, Granada or CGIL the registered office described above and in the case of any AJ Company the office of AJ's Solicitors or such other address in England or Wales as such party may notify to each of the other parties hereto in writing from time to time in accordance with the requirements of clause 9.1.
10.	COSTS

Each party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Deed, including the fees and disbursements of their respective legal, accountancy and other advisers.
11.	COUNTERPARTS
This Deed may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.
12.	ENTIRE AGREEMENT AND VARIATION OF TERMS
12.1
This Deed contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Deed.
12.2
No variation, supplement, or replacement of or from this Deed or any of its terms shall be effective unless made in writing and signed by or on behalf of each party with the intention to vary, supplement or replace being clearly expressed.
13.	THIRD PARTIES

Save as is specifically provided in this Deed this agreement is not intended by the parties to give rise to any right which is enforceable by any Third Party by virtue of he Contracts (Rights of Third Parties) Act 1999.
14.	GOVERNING LAW AND JURISDICTION
14.1	This Deed shall be governed by, construed and take effect in accordance with English law.
14.2
The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Deed (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Deed.

In Witness whereof this document has been executed as a deed and delivered the day and year first before written.

EXECUTED
by	)	/s/ Gerry Murphy
and	)	/s/ Dianne Denmead
for and on behalf of	)
Carlton	)
EXECUTED
by	)	/s/ illegible
and	)	/s/Julian Burns
for and on behalf of	)
Granada	)
EXECUTED
by	)	/s/ Julian Burns
and	)	/s/ Dianne Denmead
for and on behalf of	)
CGIL	)
EXECUTED
by	)	/s/ A. George Battle
and	)	/s/ Cynthia Pevehouse
for and on behalf of	)
AJ	)
EXECUTED
by	)	/s/ A. George Battle
and	)	/s/ Cynthia Pevehouse
for and on behalf of	)
AJ J	)
EXECUTED
by	)	/s/ A. George Battle
and	)	/s/ Cynthia Pevehouse
for and on behalf of	)
AJI	)
EXECUTED
by	)	/s/ A. George Battle
and	)	/s/ Steven Berkowi
for and on behalf of	)
AskJeeves (Jersey) Limited	)

DATED February 14, 2002

Carlton Communications PLC

- and -

Granada Media Group Limited

- and -

Carlton & Granada Internet Limited

- and -

Ask Jeeves Inc.

- and -

Ask Jeeves (Jersey) Limited

- and -

Ask Jeeves International Inc.

- and -

Ask Jeeves UK

FURTHER SUPPLEMENTAL PARTNERSHIP DEED

- RELATING TO -

ASK JEEVES UK

Lovells
65 Holborn Viaduct
London EC1A 2DY

Ref: A3NSJB/PDW